As filed with the Securities and Exchange Commission on July 2, 1999

                                                       Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                              COMFORCE Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                      7361                     36 - 2262248
(State or other jurisdiction     (Primary Standard             (I.R.S Employer
     of incorporation        Industrial Classification       Identification No.)
      or organization)            Code Number)

                              --------------------

                              COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------

                                Harry Maccarrone
                            Executive Vice President
                              COMFORCE Corporation
                            415 Crossways Park Drive
                                  P.O. Box 9006
                            Woodbury, New York 11797
                                 (516) 437-3300



 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:

                            David G. Edwards, Esquire
                Doepken Keevican & Weiss Professional Corporation
                              58th Floor, USX Tower
                                600 Grant Street
                       Pittsburgh, Pennsylvania 15219-2703
                                 (412) 355-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------

                                                                                      Proposed
                                                                Proposed               Maximum              Amount
           Title of                      Amount                  Maximum              Aggregate               of
          Securities                      To Be              Offering Price           Offering             Registra-
       to be Registered                Registered             Per Share(1)             Price(1)            tion Fee
-------------------------------  ----------------------- ----------------------  -------------------  ------------------
Shares of common stock,                  330,000                 $5.41                $1,785,000          $496.23
$0.01 par value per share,
of COMFORCE
Corporation
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h)(1) under the Securities Act of 1933, the Proposed Maximum Offering Price Per Share is based upon the option exercise prices of the securities being registered. The average weighted exercise price of the shares issuable upon exercise of the options is $5.41.


     This Registration Statement is being filed pursuant to General Instruction E of Form S-8 in order to register additional securities of the same class as other securities for which registration statements on this form relating the COMFORCE Corporation Long-Term Stock Investment Plan is effective. On July 28, 1997, the Registrant filed a registration statement or Form S-8 (File No. 333-32271) to register 3,074,372 shares of the Registrant, and on February 24, 1998, the Registrant filed a registration statement on Form S-8 (Registration No. 333-46787) to register an additional 254,500 shares of the Registrant.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8. The Registrant is not registering hereunder and has not registered under the Form S-8 (File No. 333-32271) filed July 28, 1997 or the Form S-8 (Registration No. 333-46787) filed February 24, 1998 555,628 shares in the aggregate claimed by Austin Iodice (and/or Nitsua, Ltd.) and Anthony Giglio to be issuable to them upon the exercise of options under the Registrant's Long-Term Stock Investment Plan. Registrant maintains that the options to purchase such 555,628 shares have terminated.


REOFFER PROSPECTUS


                              COMFORCE Corporation
                        3,658,872 Shares of Common Stock

     This prospectus relates to the up to 3,658,872 shares of our common stock which the people identified under "Selling Stockholders" may offer and sell from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, where our common stock is listed for trading under the symbol "CFS," in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the common stock at prices to which the parties agree. The selling stockholders may or may not use brokers and dealers in these transactions. The respective selling stockholders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale."

     We may issue these shares of common stock to the selling stockholders upon the exercise by the selling stockholders of options we have previously awarded to them.

     We will not receive any of the proceeds from any sales by the selling stockholders. We will pay all of the expenses associated with the registration of the common stock and this prospectus.

     On June 30, 1999, the last reported sale price of the common stock on the American Stock Exchange was $3.00 per share.

     See "Risk Factors" beginning on page 6 of this prospectus for a discussion of certain risks and other factors that you should consider before purchasing our common stock.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, and they have not determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                   -----------

                  The date of this Prospectus if July 2, 1999.

                                TABLE OF CONTENTS
                                                                            Page

Where You Can Find More Information ...........................................2
Risk Factors...................................................................3
The Company....................................................................8
Selling Stockholders...........................................................9
Use of Proceeds................................................................9
Method of Sale.................................................................9
Legal Matters.................................................................10
Experts.......................................................................10
Annex 1 -- Selling Stockholders...............................................11


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

o    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

o    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

o    Our Current Reports on Form 8-K dated January 7, 1999 and May 7, 1999.

o The description of our common stock contained in our Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

o All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock.

     You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

     COMFORCE Corporation
     Attention: Linda Annicelli
     415 Crossways Park Drive
     P.O. Box 9006
     Woodbury, New York 11797
     (516) 437-3300

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

                                  RISK FACTORS

     Before you invest in the common stock, you should consider carefully the following factors, in addition to the other information contained in this prospectus. In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected or suggested in any forward-looking statement. The factors discussed below and the other factors discussed in this prospectus could cause or contribute to such differences. Other factors which we have not yet identified could also cause or contribute to such differences.

Effect of Fluctuations in the General Economy

     The general level of economic activity in the country significantly affects demand for staffing and consulting services. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employers often add employees from staffing and consulting companies before they hire full-time employees. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement, and we may not be able to recruit and retain sufficient personnel to meet the needs of our clients. Conversely, as economic activity slows, companies may choose to reduce their usage of employees from staffing and consulting companies before laying off their regular employees.

Highly Competitive Market

     The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact our business in several ways:

o We may need to reduce our current fee scales without being able to reduce the personnel costs of our billable employees.

o Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector. As a result, margins may decrease, particularly for the less highly skilled personnel in that sector.

o Barriers to entry in the contingent staffing business are low, and we could experience competition from additional competitors entering the business.

o We may not be able to fulfill our customers' needs because of shortages of qualified personnel, which currently exist in some specialty sectors and could occur in the future.

o Customers could employ personnel directly (rather than using our services) to ensure the availability of such personnel.

     Some of our competitors have greater marketing, financial and personnel resources than we do and could offer increased competition. We expect that the level of competition will remain high in the future and that this competition could affect our margins, which could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Availability of Qualified Staffing Personnel

     Our business depends on our ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of our customers. Competition for individuals with proven skills in certain areas, particularly information technology, is intense. We compete for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. We must continually evaluate and upgrade our base of available personnel to keep pace with changing customers' needs and emerging technologies. We may not be able to continue to attract qualified personnel in sufficient numbers and on acceptable economic terms. In addition, although the employment agreements we have entered into contain non-compete covenants, we may not be able to effectively enforce such agreements against our former employees.

Liabilities for Customer and Employee Actions

     Contingent staffing and consulting firms are in the business of employing people and placing them in the workplace of other businesses. An attendant risk of such activity includes possible claims by customers of employee misconduct or negligence, claims of discrimination and harassment, claims relating to employment of illegal aliens and other similar claims. We have implemented policies and guidelines to minimize our exposure to these risks. However, a failure to follow these policies and guidelines may result in negative publicity and we could be required to pay money damages or fines. Although historically we have not had any significant problems in this area, we may experience such problems in the future.

     We are also exposed to liability for actions taken by our employees while on assignment, such as damage caused by employee errors, misuse of customer proprietary information or theft of customer property. We maintain insurance to limit our exposure to these risks. However, because of the nature of our assignments, in particular the access of our employees to customer information systems and confidential information, and the potential liability for improper acts by employees, insurance coverage may not continue to be available or may not be adequate to cover any such liability.

Increases in Employment Related Costs

     We must pay unemployment insurance premiums and workers' compensation benefits for our billable employees. The states in which employees perform services set unemployment insurance premiums annually. These premiums could increase for various reasons, including increased levels of unemployment and the lengthening of periods for which unemployment compensation is available. Workers' compensation costs may increase if various states in which we conduct operations raise levels of compensation or liberalize allowable claims. We are focusing on efforts to reduce our potential exposure to such claims. We are largely self-insured with respect to workers' compensation claims, but we maintain an umbrella insurance policy limiting our exposure for self-insured claims to $250,000 per claim and a total of $2.3 million in any year. However, we may incur costs related to workers' compensation claims at rates higher than anticipated if we experience an increase in the number or the severity of claims.

     Our costs could also increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits.

     We may not be able to increase the fees charged to our customers in a sufficient amount to cover increased costs related to workers' compensation, unemployment insurance and health care reforms or other employment-related regulatory changes.

Potential Impairment of Intangible Assets

     More than 50% of our total assets are intangible assets. These intangible assets substantially represent amounts attributable to goodwill recorded in connection with our acquisitions and are generally amortized over a five to 40 year period. This amortization results in significant annual charges. Various factors could impact our ability to generate the earnings necessary to support this amortization schedule, including

o    fluctuations in the economy;

o    the degree and nature of competition;

o    demand for our services; and

o Our ability to integrate the operations of acquired businesses, to recruit and place staffing professionals and to maintain gross margins in the face of pricing pressures.

     If we fail to generate earnings necessary to support the amortization charge, an impairment of the asset may occur. The resulting write-off could have a material adverse effect on our business, financial condition and results of operations.

Substantial Leverage

     We have a very high level of debt. Our level of debt could have important consequences to you, including the following:

o we will have to use a substantial portion of our cash flow from operations to pay for debt service, rather than for operations or growth;

o    our competitors with less debt could have a competitive advantage;

o we could be more vulnerable to economic downturns and less able to take advantage of significant business opportunities and react to changes in market or industry conditions;

o we will be vulnerable to increases in interest rates to the extent of borrowings under our senior credit facility;


o we may not be able to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes; and

o we may have to dispose of material assets or operations or refinance our debt to meet our debt service obligations. We may not be successful in accomplishing these actions if any of them becomes necessary.

Restrictions Imposed by Terms of Indebtedness

     The agreements governing the public debt obligations of our COMFORCE Operating, Inc. subsidiary, and the credit facility to which we and our subsidiaries are parties, contain restrictions that affect our ability to incur debt, make distributions, make acquisitions, create liens, make capital expenditures and affiliate payments and pay dividends. They also require us to limit our capital expenditures, affiliate payments and dividends. In addition, our credit facility requires us to meet specified financial ratios and tests.

     Events beyond our control may affect our ability to comply with these covenants and restrictions, and we may not achieve operating results that will comply with the financial ratios and tests. If we do not comply with these covenants and restrictions, an event of default could occur. An event of default under any of our financing agreements could have a material adverse effect on our business and financial condition if it is not cured or waived.

Year 2000 Issues Could Disrupt our Operations

     Many  existing  computer  systems and  software  products  do not  properly recognize dates after December 31, 1999. This Year 2000 issue could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process financial information, communicate with our customers and our various field offices, issue bills and payroll statements and otherwise engage in similar normal business activities.


     We initiated a major system conversion beginning in early 1998 in order to improve access to business information through common, integrated computing systems nationwide. Our conversion to these new systems, which are expected to make our information technology systems fully Year 2000 compliant, has not been completed. If this conversion is not completed by December 31, 1999, certain portions of our existing systems are not expected to be Year 2000 compliant. If our systems' functions are impaired on January 1, 2000, we believe that we would be able to perform necessary functions through manual intervention. However, the use of manual intervention would significantly disrupt our operations and we would be unable to continue manual processing for an extended period. Any such disruptions would represent a significant drain on our financial and personnel resources.

     As a part of our Year 2000 compliance program, we are in communication with material customers, vendors and service providers in order to assess their Year 2000 readiness and seek to ensure that they will be Year 2000 compliant. We believe that Year 2000 issues faced by these customers and providers, if not effectively remediated, could adversely affect our business. Other factors which could potentially cause us to suffer business interruptions or other losses include our failure to identify latent or other non-compliant codes or technologies, or the ineffectiveness of any contingency plans we put in place to mitigate the effects of interruptions in our businesses due to Year 2000 problems.

Future Capital Needs; Potential Dilution

     We may need additional financing to fund our strategy of growth through market development and selective acquisitions. If we issue equity securities to secure any needed financing, our stockholders may experience dilution. Such equity securities may have rights, preferences, or privileges senior to those of the common stock. If we issue debt securities, our leverage would increase. See " --Substantial Leverage."

Risks Associated with Acquisitions

     Since October 1995, we have completed 10 acquisitions. Acquisitions involve special risks, including unanticipated liabilities and contingencies and difficulties related to the integration of the acquired businesses. We are currently in the process of integrating the various information systems of the acquired businesses. Any significant delay in, or increase in the cost of, completing this systems integration could have a material adverse effect on our business, financial condition and results of operations.

Dependence on Key Personnel

     We depend in a significant way on our management. Our success depends upon the availability and performance of John Fanning, Chairman and Chief Executive Officer, Harry Maccarrone, Executive Vice President, and Robert Baldwin, Chief Financial Officer. The loss of services of any of these key persons could have a material adverse effect upon our operations.

Control by Insiders

     John Fanning, Chairman and Chief Executive Officer, currently controls nearly 30% of our outstanding common stock. As a result, Mr. Fanning will have a significant influence on all issues submitted to our stockholders. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of common stock and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of us.

Anti-Takeover Provisions

     Our Certificate of Incorporation and Bylaws authorize the issuance of "blank check" preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of COMFORCE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. In particular, preferred stock

o    has a preferred position over the common stock on liquidation;

o generally has the right to a fixed or minimum dividend before any dividend is paid or accrued on the common stock;

o    may have the right to approve certain extraordinary corporate matters; and

o    could contain terms that would

     o    delay or prevent a change in control of COMFORCE;

     o    make removal of our present management more difficult;

     o restrict the payment of dividends and other distributions to the holders of common stock; and

     o make it more difficult for a hostile acquiror to gain control of COMFORCE.

No Cash Dividends

     For the foreseeable future we expect to retain our earnings for the operation and expansion of our business. Thus, we do not expect to pay cash dividends on our common stock. In addition, our revolving credit facility prohibits the payment of cash dividends on the common stock without the consent of the lender.

Historical Losses

     On a historical basis, we had net losses of $3.7 million for the year ended December 31, 1997. While we had net income of $805,000 for the year ended December 31, 1998, we had net losses in the quarter ended March 31, 1999 of $1.2 million and our operations may not be profitable in the future.

Risks Related to the Loss of Key Customers

     As is common in the staffing industry, our engagements to provide services to our customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice, although some of our business is done through long-term contracts and contracts that provide us with the first opportunity to supply the personnel required by the customer. For the year ended December 31, 1998, one customer accounted for approximately 10% of our revenues and the largest four customers accounted for approximately 31% of our revenues. We also have numerous other significant customers. The loss of or a material reduction in the revenues from any of our significant customers could have a material adverse effect on our business, results of operations and financial condition.

Possible Volatility of Stock Price

     From time to time, the market price for our common stock has been, and may continue to be, volatile. The market price may fluctuate because of our quarterly operating results, the operating results of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.


                                   THE COMPANY

     We are a leading provider of specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies for their information technology, telecommunications, scientific and engineering-related needs. Through a national network of 66 offices (47 company-owned and 19 licensed), we recruit and place highly skilled contingent personnel and provides financial and outsourcing services for a broad customer base of over 2,300 companies, including Boeing Corporation, Microsoft Corporation and Sun Microsystems. Our labor force includes over 8,000 billable employees (on a full-time equivalent basis), consisting primarily of computer programmers, systems consultants and analysts, engineers, technicians, scientists, researchers and skilled office support personnel. Since entering the staffing services business in 1995, we have grown significantly through a combination of acquisitions and internal growth.

     We operate the Staff Augmentation segment of our business through three divisions -- Information Technology (IT), Telecom and Staffing Services. We operate the Financial Services segment of our business through our Financial Services Division. A description of the types of services provided by each division follows:

     o Our IT division provides highly skilled programmers, help desk personnel, systems consultants and analysts, software engineers and project managers for a wide range of technical assignments, including client/server, mainframe, desktop services and Internet/Intranet.

     o Our Telecom division provides skilled personnel to plan, design, engineer, install and maintain wireless and wireline telecommunications systems, including cellular, PCS, microwave, radio, satellite and other networks.

     o    Our Staffing Services  division includes the Technical  Services group and the Professional Services group. Our Technical Services group provides staffing for national laboratory research in such areas as environmental safety, alternative energy source development and laser technology, and provides highly-skilled labor meeting diverse commercial needs in the avionics and aerospace, architectural, automotive, energy and power, pharmaceutical, marine and petrochemical fields. Our Professional Services group provides highly specialized professional chemists, biologists, engineers, laboratory instrumentation operators, technicians and others to companies involved in pharmaceutical, environmental, biotech and processing businesses.

     o Through our Financial Services' PrO Unlimited subsidiary, we provide confidential consulting and conversion services to companies that require assistance in complying with regulations associated with the use of independent contractors, returning retirees and consultants. The Financial Services segment also includes outsourcing services to independent consulting and staffing companies, in which we provide payroll funding services and back office support to those clients.


                              SELLING STOCKHOLDERS

     The table attached as Annex I hereto sets forth, as of the date of this prospectus or a subsequent date if amended or supplemented, (a) the name of each selling stockholder and his or her relationship to us during the past three years; (b) the number of shares of common stock each selling stockholders beneficially owns (assuming that all options and restricted shares which they have previously been granted are fully vested and free from restrictions on transfer); (c) the number of shares of common stock offered pursuant to this prospectus by each selling stockholder; and (d) the amount and percentage of the common stock outstanding to be held by such selling stockholder after giving effect to the offering of the common stock covered by this prospectus. The information contained in Annex I may be amended or supplemented from time to time to include other persons who may from time to acquire "control securities" or "restricted securities" as described under General Instruction C of Form S-8.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.


                                 METHOD OF SALE

     We are not aware of any plan of distribution with respect to the shares of common stock offered by this prospectus. This prospectus relates to the possible offer and sale from time to time by the selling stockholders of their shares of common stock which they may receive upon the exercise of options or which they may transfer upon the lapse of restrictions on restricted shares. These options and restricted shares have been issued under employment agreements between us and such selling stockholders. We have registered their shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

     The selling stockholders may offer and sell the shares of common stock to which this prospectus relates from time to time in one or more types of transactions (which may include block transactions) on the American Stock exchange, where our common stock is listed for trading under the symbol "CFS," in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the common stock at prices which are current when the sales take place or at other prices to which the parties agree. The respective selling stockholders may use brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales by them in amounts to be negotiated by them prior to sale. The selling stockholders and any brokers or dealers participating in the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Some shares may also be sold by other people or entities which receive the shares from one or more of the selling stockholders by gift, by operation of law (including the laws of descent and distribution) or by other transfers or assignments.

     Selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

                                  LEGAL MATTERS

     Doepken,   Keevican   &   Weiss   Professional   Corporation,   Pittsburgh,
Pennsylvania, will render a legal opinion on the validity of the common stock being offered.


                                     EXPERTS

     The consolidated balance sheets of COMFORCE Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     ANNEX I

                            SELLING STOCKHOLDERS (1)

                                                                                             Shares Beneficially Owned
                                                   Shares                Shares                 After Offering:  (2)
                          Relationships to      Beneficially            Offered             --------------------------
          Name                 COMFORCE            Owned                 Hereby             Number          Percentage
          ----                 --------            -----                 ------             ------          ----------
John C. Fanning           Chairman and          4,955,579                200,000           4,755,579           29.4%
                          Chief Executive
                          Officer

Harry Maccarrone          Executive Vice        4,861,931                130,000           4,731,931           29.2%
                          President and
                          Secretary

----------
(1) Assumes that all options held by the listed individuals are fully vested and exercisable. Shares deemed beneficially owned by virtue of these assumptions are treated as outstanding for purposes of determining beneficial ownership by such individual.

(2)  Assumes the sale of all securities offered hereby.

(3) The shares beneficially owned by Mr. Fanning, the Chairman and Chief Executive Officer of the Company, include (1) 24,200 shares currently held of record by him, (2) 3,398,169 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Fanning is the beneficiary, (3) 1,333,210 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner and (4) 200,000 shares issuable to him upon exercise of an option at an exercise price of $5.25 per share. Mr. Fanning disclaims beneficial ownership of shares owned by the limited partnership in excess of his proportionate interest in the limited partnership. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

(4) The shares beneficially owned by Mr. Maccarrone, Executive Vice President and Secretary of the Company, include (1) 552 shares currently held of record by him, (2) 30,000 shares issuable to him upon exercise of an option at an exercise price of $7.00 per share, (3) 100,000 shares issuable to him upon exercise of an option at an exercise price of $5.25 per share, (4) 3,398,169 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Maccarrone is the trustee, and (5) 1,333,210 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents previously filed by COMFORCE Corporation (the "Company" or the "Registrant"), are incorporated herein by reference and shall be deemed to be a part hereof:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     3. The Company's Current Reports on Form 8-K dated January 7, 1999 and May 7, 1999.

     4. The description of the Company's common stock contained in our Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated in paragraphs (1) through (4) above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     The Company's Bylaws effectively provide that the Company, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     COMFORCE has entered into separate indemnification agreements with certain of its current directors, officers and employees. The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

2.1 Agreement and Plan of Merger, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc. and Uniforce Services, Inc. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.2 Stockholders Agreement, dated as of August 13, 1997, by and among COMFORCE Corporation, COMFORCE Columbus, Inc., John Fanning and Fanning Limited Partnership, L.P. (included as an exhibit to the Company's Current Report on Form 8-K dated August 20, 1997 and incorporated herein by reference).

2.3 Registration Rights Agreement dated as of August 13, 1997 by and among the Company, John Fanning and Fanning Asset Partners, L.P., a Georgia limited partnership (included as an exhibit to Amendment No. 2 to the Registration Statement on Form S-4 of the Company filed with the Commission on October 24, 1997 and incorporated herein by reference).

3.1 Restated Certificate of Incorporation of the Company, as amended by Certificates of Amendment filed with the Delaware Secretary of State on June 14, 1987 and February 12, 1991 (included as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 of the Company filed with the Commission on May 10, 1996 and incorporated herein by reference).

3.2 Certificate of Ownership (Merger) of COMFORCE Corporation into the Company (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

3.3 Bylaws of the Company, as amended and restated effective as of February 26, 1997 (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.4 Certificate of Ownership (Merger) of AZATAR into the Company (included as an exhibit to the Company's Current Report on Form 8-K dated November 8, 1996 and incorporated herein by reference).

4.1 Indenture dated as of November 26, 1997 with respect to 12% Senior Notes due 2007 between COMFORCE Operating, Inc., as issuer, and Wilmington Trust Company, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

4.2 Indenture dated as of November 26, 1997 with respect to 15% Senior Secured PIK Debentures due 2009 between COMFORCE Corporation, as issuer, and The Bank of New York, as trustee (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

5.1*      Opinion of Doepken Keevican & Weiss.

10.1 Loan and Security Agreement dated as of November 26, 1997 among COMFORCE Corporation and specified subsidiaries thereof and Heller Financial, Inc., as lender and agent for other lenders (included as an exhibit to the Company's Current Report on Form 8-K dated December 9, 1997 and incorporated herein by reference).

10.2      Purchase  Agreement,  dated as of November  19,  1997,  by and between
          COMFORCE  Operating,  Inc. and NatWest  Capital  Markets  Limited,  as
          Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.3 Purchase Agreement, dated as of November 19, 1997, by and between dated as of November 26, 1997, by and between the Company and NatWest Capital Markets Limited, as Initial Purchaser (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.4 Warrant Agreement dated November 26, 1997 by and between the Company and The Bank of New York, as Warrant Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.5 Pledge Agreement dated November 26, 1997 by and between the Company and The Bank of New York, as Collateral Agent (included as an exhibit to the Registration Statement on Form S-4 of the Company filed with the Commission on December 24, 1997 and incorporated herein by reference).

10.6 Employment Agreement dated as of January 1, 1999 between the Company, COMFORCE Operating, Inc. and John C. Fanning (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

10.7 Employment Agreement dated as of January 1, 1999 between the Company, COMFORCE Operating, Inc. and Harry Maccarrone (included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference).

23.1*     Consent of Doepken  Keevican & Weiss (included in the opinion filed as
          Exhibit 5.1 to this Registration Statement.

23.2*     Consent of PricewaterhouseCoopers LLP.

24.1*     Powers of Attorney.


----------
* Filed herewith.

Item 9.  Undertakings.

(a)  The Registrant hereby undertakes:

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on July 2, 1999.

                                                COMFORCE Corporation
                                                (Registrant)

                                            By:  /s/ Robert H.B. Baldwin, Jr.
                                                --------------------------------
                                                Robert H.B. Baldwin, Jr.,
                                                Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                          TITLE                       DATE
                  ---------                          -----                       ----
/s/ John C. Fanning*                       Chairman, Chief Executive
------------------------------             Officer and Director
    John C. Fanning                        (Principal Executive Officer)      July 2, 1999


/s/ Harry Maccarrone*                      Executive Vice President
------------------------------             and Director (Principal
    Harry Maccarrone                       Accounting Officer)                July 2, 1999


/s/ Robert H.B. Baldwin, Jr.               Senior Vice President and
------------------------------             Chief Financial Officer
     Robert H.B. Baldwin, Jr.              (Principal Financial Officer)      July 2, 1999


/s/ Gordon Robinett*                       Director                           July 2, 1999
------------------------------
     Gordon Robinett

/s/ Daniel Raynor*                         Director                           July 2, 1999
------------------------------
     Daniel Raynor

/s/ Kenneth Daley*                         Director                           July 2, 1999
------------------------------


* By:  /s/ Robert H.B. Baldwin, Jr.        Attorney-in-Fact                   July 2, 1999
       --------------------------------
            Robert H.B. Baldwin, Jr.